EXHIBIT 11

                        WATER CHEF, INC. AND SUBSIDIARIES

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                  JUNE 30, 1997

                                 Three Months Ended           Six Months Ended
                                       June 30,                    June 30,
                                 1997          1996          1997          1996
                                 ----          ----          ----          ----
Common Shares
outstanding beginning
of period                     16,836,574    15,836,574    19,769,645    15,836,574


Weighted Shares               19,769,574    15,836,574    19,769,645    15,836,574
                             ===========   ===========   ===========   ===========

          The net profit or loss per share was calculated as follows:

Net Profit (Loss)            $  (429,807)  $   212,379   $  (491,888)  $  (144,675)
                             ===========   ===========   ===========   ===========

           NET PROFIT (LOSS) PER COMMON AND COMMON EQUIVALENT SHARES

Net profit (loss) per share  $      (.02)  $        --   $      (.02)  $      (.01)
                             ===========   ===========   ===========   ===========